United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   July 27, 2016

PSM Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54988	87-0445475
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

32451 Golden Lantern, Suite 205, Laguna Niguel, California	92677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (405) 753-1900

1109 N. Bryant Ave., Suite 110 Edmond, Oklahoma 73034

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]         Written communications pursuant to Rule 425 under the Securities Act

[  ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[  ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[  ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01         Entry into a Material Definitive Agreement.

On July 27, 2016, the Board of Directors of PSM Holdings, Inc., a Delaware corporation (the “Company”), approved an Executive Employment Agreement dated effective July 1, 2016 with Kevin J. Gadawski (the “Agreement”) employing him as Chief Executive Officer, Chief Financial Officer, and to other positions within the Company and its operating subsidiary, Prime Source Mortgage, Inc., a Delaware corporation. Pursuant to the terms of the Agreement, the Company has agreed to pay Mr. Gadawski $250,000 per year as a base salary for his services (subject to upward adjustment based on cumulative profit of the Company), plus health care and other benefits as provided to the Company’s other executives. The Agreement also provides for participation in an annual bonus incentive based on annual net income of the Company. The term of the Agreement is for four years from the effective date of the Agreement. The Agreement is immediately terminated upon the death of Mr. Gadawski. The Company may terminate the Agreement due to disability of Mr. Gadawski. The Company may terminate the Agreement in the event of Mr. Gadawski’s termination for cause. The Company may terminate the Agreement in the event of Mr. Gadawski’s termination without cause by providing 90 days’ written notice to Mr. Gadawski. In the event the Agreement is terminated upon Mr. Gadawski’s termination without cause, Mr. Gadawski shall be entitled to 12 months base salary and other benefits. Mr. Gadawski may voluntarily terminate the Agreement, upon which time he will receive any base salary owed to him through the effective date of the termination of the Agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure contained in Item 1.01 above in connection with the Agreement is incorporated in response to this item.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title

99.1	Executive Employment Agreement dated Effective July 1, 2016, with Kevin Gadawski

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSM Holdings, Inc.

Date: August 2, 2016	By	/s/ Kevin Gadawski
Kevin Gadawski, Chief Executive Officer

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